Exhibit 2.2

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of October 6, 2004 (this “Amendment”), is made by and among ArthroCare Corporation, a Delaware corporation (“Parent”), OC Merger Sub Corporation, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), OC Acquisition Sub LLC, a California limited liability company (“Merger Sub II”), Opus Medical, Inc., a California corporation (the “Company”), and James W. Hart and Steven L. Gex, as the Shareholders’ Agents (each, a “Shareholders’ Agent” and, together, the “Shareholders’ Agents”). Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Merger Sub I, Merger Sub II, the Company and the Shareholders’ Agents have entered into that certain Agreement and Plan of Merger dated September 3, 2004 (the “Merger Agreement”); and

WHEREAS, in accordance with Section 12.13 of the Merger Agreement, the parties wish to amend the Merger Agreement, as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and considerations contained herein, the parties hereby agree as follows:

AGREEMENT

1. The parties hereby agree to amend and restate the definitions of “Aggregate Initial Cash Payment Amount,” “Fourth Payment Minimum Share Number,” “Second Payment Minimum Share Number” and “Third Payment Minimum Share Number” set forth in Section 1.1 of the Merger Agreement in their entirety as follows:

“ ‘Aggregate Initial Cash Payment Amount’ shall mean (a) the Total Closing Payment, minus (b) $50,000, minus (c) the Aggregate Initial Stock Payment Amount.”

“‘Aggregate Second Payment Amount’ shall mean (a) $40.0 million, minus (b) the Second Payment Holdback, minus (c) any Working Capital Shortfall, minus (d) any Accountant Fees, minus (e) the Second Payment Date Determined Offsets, minus (f) the Second Payment Date Claimed Offsets, minus (g) any Shareholders’ Agents Fees to be deducted pursuant to Section 3.5(b) of this Agreement.”

“ ‘Fourth Payment Minimum Share Number’ shall mean the number of shares of Parent Common Stock equal to (a) (i) 0.45 times (ii) (A) $90.0 million, plus (B) $35.0 million, plus (C) the Earnout Amount, plus (D) the Fourth Payment, minus

(b) the Closing Shares times the Closing Average Stock Price, minus (c) the Second Payment Share Number times the Second Payment Average Stock Price, minus (d) the Third Payment Share Number times the Third Payment Average Stock Price, divided by (e) the greater of $15.00 and the Fourth Payment Average Stock Price; provided, that, if Parent does not obtain stockholder approval for the issuance of the aggregate number of shares issuable to the Holders in connection with the Aggregate Second Payment Amount, Third Payment Amount and Fourth Payment Amount at the 2005 Annual Meeting and Parent would have, but for this proviso, been required to, issue more than an aggregate of 4.2 million shares of Parent Common Stock pursuant to Sections 2.5(a)(i)(B), 2.5(a)(ii)(A), 2.5(a)(iii)(A), 2.5(a)(iv)(A), 2.5(b) and 2.5(c), then the Fourth Payment Minimum Share Number shall be reduced to 4.2 million minus the aggregate number of shares issued pursuant to Sections 2.5(a)(i)(B), 2.5(a)(ii)(A), 2.5(a)(iii)(A), 2.5(b) and 2.5(c); provided, further, that in the event that the Fourth Payment Average Stock Price is less than $15.00 per share, the Fourth Payment Minimum Share Number shall be reduced to zero.”

“ ‘Second Payment Minimum Share Number’ shall mean the number of shares of Parent Common Stock equal to (a) (i) 0.45 times (ii) (A) $90.0 million, plus (B) $35.0 million, minus (b) the Closing Shares times the Closing Average Stock Price, divided by (c) the greater of $15.00 and the Second Payment Average Stock Price; provided, that, if Parent does not obtain stockholder approval for the issuance of the aggregate number of shares issuable to the Holders in connection with the Aggregate Second Payment Amount, Third Payment Amount and Fourth Payment Amount at the 2005 Annual Meeting and Parent would have, but for this proviso, been required to, issue more than an aggregate of 4.2 million shares of Parent Common Stock pursuant to Sections 2.5(a)(i)(B), 2.5(a)(ii)(A), 2.5(b) and 2.5(c), then the Second Payment Minimum Share Number shall be reduced to 4.2 million minus the aggregate number of shares issued pursuant to 2.5(a)(i)(B), 2.5(b) and 2.5(c); provided, further, that in the event that the Second Payment Average Stock Price is less than $15.00 per share, the Second Payment Minimum Share Number shall be reduced to zero.”

“ ‘Third Payment Minimum Share Number’ shall mean the number of shares of Parent Common Stock equal to (a) (i) 0.45 times (ii) (A) $90.0 million, plus (B) $35.0 million, plus (C) the Earnout Amount, minus (b) the Closing Shares times the Closing Average Stock Price, minus (c) the Second Payment Share Number times the Second Payment Average Stock Price, divided by (d) the greater of $15.00 and the Third Payment Average Stock Price; provided, that, if Parent does not obtain stockholder approval for the issuance of the aggregate number of shares issuable to the Holders in connection with the Aggregate Second Payment Amount, Third Payment Amount and Fourth Payment Amount at the 2005 Annual Meeting and Parent would have, but for this proviso, been required to, issue more than an aggregate of 4.2 million shares of Parent Common Stock pursuant to Sections 2.5(a)(i)(B), 2.5(a)(ii)(A), 2.5(a)(iii)(A), 2.5(b) and 2.5(c), then the Third Payment Minimum Share Number shall be reduced to 4.2 million minus the aggregate number of shares issued pursuant to Sections 2.5(a)(i)(B),

2.5(a)(ii)(A), 2.5(b) and 2.5(c); provided, further, that in the event that the Third Payment Average Stock Price is less than $15.00 per share, the Third Payment Minimum Share Number shall be reduced to zero.”

2. The parties hereby agree to amend Section 1.1 of the Merger Agreement to add the following definitions:

“ ‘Shareholders’ Agents Fees’ shall mean fees, expenses and costs of third parties incurred or reasonably anticipated by the Shareholders’ Agents to be incurred by the Shareholders’ Agents in connection with the Shareholders’ Agents’ service as Shareholders’ Agents under this Agreement.”

“ ‘Shareholders’ Agents Fees Notice’ shall mean a written notice from the Shareholders’ Agents indicating: (a) that the Shareholders’ Agents have incurred or reasonably anticipate incurring Shareholders’ Agents Fees in excess of the amount(s) previously paid to the Shareholders’ Agents; and (b) the amount of additional Shareholders’ Agents Fees that the Shareholders’ Agents have incurred or reasonably anticipate incurring.”

“ ‘Shareholders’ Agents Surplus’ shall mean the amount of cash received by Parent from the Shareholders’ Agents pursuant to Section 3.5(e).”

3. The parties hereby agree to amend and restate Section 2.5(a)(ii)(B) of the Merger Agreement in its entirety as follows:

“(B) a cash payment equal to (x) (1) (I) $40.0 million, minus (II) the Second Payment Holdback, minus (III) any Working Capital Shortfall payable pursuant to Section 3.1(c) below, minus (IV) any Accountant Fees incurred in connection with Section 3.1(b), minus (V) the Second Payment Date Determined Offsets, if any, minus (VI) the Second Payment Date Claimed Offsets, if any (provided that the Second Payment Date Determined Offsets and the Second Payment Date Claimed Offsets shall in no event be more than the Maximum Second Payment Date Offset), minus (VII) Shareholders’ Agents Fees, if any, to be deducted pursuant to Section 3.5(b) of this Agreement, minus (2) the product of (I) the number of shares of Parent Common Stock issued to Company Common Stock Holders, Optionholders and the Warrantholder in the Second Payment and (II) the Second Payment Average Stock Price, divided by (y) the Fully Diluted Company Common Stock Number.”

4. The parties hereby agree to amend the Merger Agreement to add the following to the end of Section 3.3:

“Parent shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any Shareholders’ Agents Fees Notice, and Parent shall have no liability whatsoever to any Holder with respect to any amounts paid by Parent to the Shareholders’ Agents or any Shareholders’ Agents Surplus paid by Parent to the Holders in accordance with the provisions of this Agreement.”

5. The parties hereby agree to amend the Merger Agreement to add the following Section 3.5:

“Section 3.5 Shareholders’ Agents Fees and Expenses.

(a) Promptly following the Closing, Parent shall pay to the Shareholders’ Agents, in cash, $50,000 (which amount would otherwise be payable to the Holders and shall be deducted from the Aggregate Initial Cash Payment Amount as set forth in this Agreement) by wire transfer to an account number provided to Parent by the Shareholders’ Agents, which amount the Shareholders’ Agents may use to pay or reimburse themselves for expenses incurred in connection with their service as Shareholders’ Agents under this Agreement.

(b) No later than five (5) Business Days prior to the Second Payment Date, the Shareholders’ Agents may provide a Shareholders’ Agents Fees Notice to Parent, and the amount specified in such Shareholders’ Agents Fees Notice shall be deducted from the cash payment payable to the Holders pursuant to Section 2.5(a)(ii)(B). If a Shareholders’ Agents Fees Notice has been received by Parent in accordance with the preceding sentence, on the Second Payment Date, Parent shall pay to the Shareholders’ Agents, in cash, the amount specified in such Shareholders’ Agents Fees Notice (which amount would otherwise be payable to the Holders in accordance with Section 2.5(a)(ii)(B)) by wire transfer to an account number provided to Parent by the Shareholders’ Agents.

(c) In the event that there is consideration payable to the Holders pursuant to Section 2.5(a)(iii) or 2.5(a)(iv) of this Agreement, no later than five (5) Business Days prior to the Third Payment Date or Fourth Payment Date, as applicable, the Shareholders’ Agents may provide a Shareholders’ Agents Fees Notice to Parent, and the amount specified in such Shareholders’ Agents Fees Notice shall be deducted from the cash payment payable to the Holders pursuant to Section 2.5(a)(iii)(B) or 2.5(a)(iv)(B), as applicable; provided, however, that the amount Parent shall pay to the Shareholders’ Agents shall in no event be more than the amount otherwise payable to the Holders pursuant to Section 2.5(a)(iii) or 2.5(a)(iv) of this Agreement, as applicable. If a Shareholders’ Agents Fees Notice has been received by Parent in accordance with the preceding sentence, on the Third Payment Date or Fourth Payment Date, as applicable, Parent shall pay to the Shareholders’ Agents, in cash, the amount specified in such Shareholders’ Agents Fees Notice (which amount would otherwise be payable to the Holders pursuant to Section 2.5(a)(iii)(B) or 2.5(a)(iv)(B), as applicable) by wire transfer to an account number provided to Parent by the Shareholders’ Agents.

(d) In the event that there is consideration payable to the Holders pursuant to Section 11.3(d) of this Agreement, prior to the payment of such consideration, the Shareholders’ Agents may provide a Shareholders’ Agents Fees Notice to Parent, and the amount specified in such Shareholders’ Agents Fees Notice shall be deducted from the cash payment payable to the Holders pursuant to Section 11.3(d); provided, however, that the amount Parent shall pay to the Shareholders’ Agents shall in no event be more than the amount otherwise payable to the Holders pursuant to Section 11.3(d) of this Agreement. If a Shareholders’ Agents Fees Notice has been received by Parent prior to the payment of the consideration payable to the Holders pursuant to Section 11.3(d) in accordance with the preceding sentence, on the date of such payment, Parent shall pay to the Shareholders’ Agents, in cash, the amount specified in such Shareholders’ Agents Fees Notice (which amount would otherwise be payable to the Holders pursuant to Section 11.3(d)) by wire transfer to an account number provided to Parent by the Shareholders’ Agents.

(e) In the event the funds received by the Shareholders’ Agents pursuant to Sections 3.5(a), 3.5(b), 3.5(c) and/or 3.5(d) are in excess of the expenses actually incurred by the Shareholders’ Agents in connection with their service as Shareholders’ Agents under this Agreement:

(i) if there are no Fourth Payment Date Claimed Offsets, no later than five (5) Business Days following the date that is 24 months following the Closing, the Shareholders’ Agents shall provide written notice to Parent indicating the amount of such excess and shall pay to Parent, by check or wire transfer to an account provided to the Shareholders’ Agents by Parent, the amount of such Shareholders’ Agents Surplus, which amount shall promptly be distributed to the Holders concurrently with the payment to be made under Section 2.5(a)(iv) in accordance with Section 2.5(a)(iv); or

(ii) if there are Fourth Payment Date Claimed Offsets, no later than five (5) Business Days following the date on which there are no longer any Fourth Payment Date Claimed Offsets, the Shareholders’ Agents shall provide written notice to Parent indicating the amount of such excess and shall pay to Parent, by check or wire transfer to an account provided to the Shareholders’ Agents by Parent, the amount of such Shareholders’ Agents Surplus, which amount shall be distributed to the Holders together with the amount of the part of the Offset Claim finally resolved against Parent, if any, pursuant to Section 11.3(d).”

6. Except as specifically amended and modified by this Amendment, the Merger Agreement shall continue in full force and effect.

7. THIS AMENDMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement,

it being understood that all of the parties need not sign the same counterpart. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment, provided that the exchange of original signature pages takes place promptly following such exchange by facsimile.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first above written.

ARTHROCARE CORPORATION

By:	/s/ Michael A. Baker
Name:	Michael A. Baker
Title:	President and Chief Executive Officer

OC MERGER SUB CORPORATION

By:	/s/ Michael A. Baker
Name:	Michael A. Baker
Title:	President and Chief Executive Officer

OC ACQUISITION SUB LLC

By:	/s/ Michael A. Baker
Name:	Michael A. Baker
Title:	Chairman and Chief Executive Officer

OPUS MEDICAL, INC.

By:	/s/ James W. Hart
Name:	James W. Hart
Title:	President and Chief Executive Officer

/s/ James W. Hart
James W. Hart, as Shareholders’ Agent

/s/ Steven L. Gex
Steven L. Gex, as Shareholders’ Agent